UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2014

Chemtura Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)	19103 06749 (Zip Code)

(203) 573-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As previously disclosed, on April 16, 2014, Chemtura Corporation (“Chemtura” or the “Company”) entered into a Stock and Asset Purchase Agreement (“SAPA”) with Platform Specialty Products Corporation (“Platform”). As provided in the SAPA, Chemtura has agreed to sell its agrochemicals business, Chemtura AgroSolutions, to Platform in exchange for $950 million in cash, 2 million shares of common stock of Platform and the assumption of certain liabilities by Platform. The transaction is subject to customary purchase price adjustments, closing conditions and regulatory approvals and is expected to close in the second half of 2014.

Under the terms of the SAPA, Chemtura will retain most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under several supply agreements with minimum terms of two to four years.

Chemtura has evaluated the transaction and determined that it has met the criteria to report the assets and liabilities of the Chemtura AgroSolutions business that form part of the transaction under the SAPA as assets held for sale as of April 16, 2014.

Chemtura has further evaluated whether the Chemtura AgroSolutions transaction met the criteria to be presented as a discontinued operation under the provisions of ASC 205-20-45. Due to the significance of the gross cash flows associated with the post-closing supply agreements with Platform, Chemtura has concluded that the Chemtura AgroSolutions business does not meet the criteria to be presented as a discontinued operation. As a result, Chemtura will continue to present the results of operations of the Chemtura AgroSolutions business as one of its segments and continue to reflect the business in Chemtura’s net income from continuing operations.

As Chemtura will not treat Chemtura AgroSolutions as a discontinued operation, it will not restate its historic financial statements for the transaction. Following the closing of the transaction, the Company will provide investors with additional disclosures to assist in making comparisons of actual results to prior periods. Those disclosures will include what would have been the stranded costs associated with the Chemtura AgroSolutions business. Stranded costs are expenses that have been incurred in the support of the Chemtura AgroSolutions business that do not directly transfer to Platform under the terms of the SAPA, cease to be incurred upon the sale, or are related to the performance of the supply agreements (the “Stranded Costs”). Chemtura has computed those Stranded Costs for the last five quarters (which are subject to further review):

Quarter Ended	in millions
(Unaudited)
March 31, 2013	$4
June 30, 2013	4
September 30, 2013	4
December 31, 2013	3
Year 2013	$15

March 31, 2014	$4

In connection with the sale of our Chemtura AgroSolutions business, we have incurred $7 million and $11 million for the second quarter of 2014 and for the six-month period ended June 30, 2014, respectively, in fees and other expenses related directly to this transaction that will be reported under our Corporate segment.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By: /s/ Billie S. Flaherty Name: Billie S. Flaherty Title: EVP, General Counsel & Secretary

Date:	July 9, 2014